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                                                                    EXHIBIT 23.3


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


           We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated November 14, 1997, except as to the notes 9(c)(i) and 15(b) which are as of December 24, 1997, on the consolidated financial statements of Digital Courier International Corporation, which report appears in Digital Generations Systems, Inc.'s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 12, 1998. Our report includes additional comments for U.S. readers on Canada - U.S. reporting difference with respect to conditions that cause substantial doubt as to Digital Courier International Corporation's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                            KPMG LLP
                                            Chartered Accountants

Vancouver, Canada
December 30, 1998